Exhibit 10.3

EXHIBIT A

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Supplemental Executive Retirement Agreement (this “Agreement”) is made and entered into as of August __, 2012, by and between Financial Institutions, Inc. (“the Company”), a bank holding company chartered under the laws of the State of New York, and Peter G. Humphrey (the “Executive”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes the decades of leadership and service that the Executive has provided to the Company; and

WHEREAS, the Board has previously contemplated providing a supplemental retirement arrangement for the Executive, but the Executive and the Company never entered into any such arrangement; and

WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to provide the Executive with a supplemental retirement agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

Supplemental Retirement Payment.

Benefit Amount. Provided that the Executive signs and does not revoke the separation agreement and release of all claims between the Executive and the Company (the “Separation Agreement”), then the Company hereby agrees to pay to the Executive an aggregate payment of $1,500,000 over a ten-year period, which shall be payable as set forth below (the “Supplemental Retirement Payments”).

Time and Form of Payment. Payment of the the Supplemental Retirement Payments will begin on the Company’s first regular payday following October 1, 2014 and will be made in substantially equivalent payments over the ten-year period following such date in accordance with the Company’s regular payroll procedures in effect from time to time, but in no event less frequently than monthly. If the Executive does not sign the Separation Agreement, or signs and revokes the Separation Agreement, then the Executive shall automatically forfeit the Supplemental Retirement Payments.

Effect of Certain Events.

Death of the Executive. In the event of the death of the Executive at any time following the date of this Agreement, the Executive’s surviving spouse shall be entitled to receive an amount equal to the full amount of the Supplemental Retirement Payments minus the amount, if any, of Supplemental Retirement Payments that have already been paid to the Executive. Payment will be made in the form a lump-sum cash payment no later than the end of the year in which the Executive’s death occurred or the 15th day of the third month following the date of the Executive’s death, if later. If the Executive does not have a surviving spouse at the time of his death, payment shall instead be made to the Executive’s estate.

Disability of the Executive. In the event of the Disability of the Executive at any time following the date of this Agreement, the Executive shall be entitled to receive an amount equal to the full amount of the Supplemental Retirement Payments minus the amount, if any, of Supplemental Retirement Payments that have already been paid to the Executive. Payment will be made in the form a lump-sum cash payment no later than the end of the year of the Executive’s Disability or the 15th day of the third month following the date of the Executive’s Disability, if later. “Disability” shall mean that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

Change of Control of the Company. In the event of a Change of Control of the Company, the Executive shall be entitled to receive an amount equal to the full amount of the Supplemental Retirement Payments minus the amount, if any, of Supplemental Retirement Payments that have already been paid to the Executive. Payment will be made in the form a lump-sum cash payment as soon as administratively practicable following the date of the Change of Control, but in no event later than 90 days thereafter. “Change of Control” shall mean the first occurrence of one or more of the following events:

Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section.

Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation.

A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election.

Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change of Control event under this Section when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (C) above.

A Change of Control is intended to qualify as a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent. For purposes of the foregoing, persons will be considered acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Section 409A.

Miscellaneous.

Withholding. The Company shall withhold from any and all payments made under this Agreement all applicable federal, state, local or other taxes.

Notices. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

If to the Company, to:

Financial Institutions, Inc.

Attention: Chairman of the Board

220 Liberty St.

Warsaw, NY 14569

If to the Executive, to:

Peter G. Humphrey

1446 South Rd.

Scottsville, NY 14546

No Mitigation; No Set-Off Against Benefits. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer after the date of termination of the Executive’s employment with the Company. In addition, the Company’s obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive.

Executive Acknowledgement. The Executive acknowledges that he has had the opportunity to discuss this Agreement with and obtain advice from his private attorney, has had sufficient time to and has carefully read and fully understands all of the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

Entire Agreement; Amendment. This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between the Executive and the Company relating to the subject matter hereof. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chairman of the Board.

Governing Law. The validity, construction, interpretation, administration and effect of this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of New York.

Construction. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one agreement.

Section 409A. This Agreement and the payments hereunder are intended to comply with Section 409A, and this Agreement shall be administered and interpreted consistent with such intent. The Company makes no representation to the Executive regarding the taxation of the compensation under this Agreement, including, but not limited to, the tax effects of Section 409A, and the Executive shall be solely responsible for the taxes imposed upon him with respect to his compensation under this Agreement.

Unfunded Arrangement. This Agreement shall be unfunded. The Company shall not be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under this Agreement.

Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and 12 C.F.R. Part 359.

(signature page immediately follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

FINANCIAL INSTITUTIONS, INC.

By:	/s/ John E. Benjamin	/s/ Peter G. Humphrey
Name (print): John E. Benjamin		Peter G. Humphrey
Its: Chairman of the Board

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